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                                                                   EXHIBIT 10(b)


                                October 22, 2001




Martin Industries, Inc.
Attention: Mr. James W. Truitt
Vice President and Chief Financial Officer
P.O. Box 128
Florence, Alabama 35631


Re: Line of Credit (Account #120435-524769); Term Loan (Account #120435-087445 and #120435-087452); Loan Agreement dated January 7,
         1993, as amended April 5, 1994, February 17, 1995, March 15, 1995,
         March 28, 1996, August 28, 1997, January 1, 2000, December 29, 2000,
         January 31, 2001, March 15, 2001, May 15, 2001, June 15, 2001 and
         September 1, 2001 (collectively "Loan Agreement") by and among Martin Industries, Inc. ("Martin Industries") and AmSouth Bank ("the Bank"). In this letter capitalized terms shall be given the meanings indicated in the Loan Agreement and/or in this letter.

Dear Mr. Truitt:

I am writing this letter to you concerning the indebtednesses ("Indebtednesses") referenced above of Martin Industries to the Bank and your recent request that the Loan Agreement be amended to effect certain amendments to the Loan Agreement, an increase in the amount of funds available under the Line of Credit and a waiver by the Bank of compliance by Martin Industries with certain of the covenants contained therein. In response to that request, the Bank hereby amends the Loan Agreement as follows:

         A. The term "Borrowing Base" in Section 1.02 is amended as follows:

         "BORROWING BASE" shall mean, from September 1, 2001 through October 31, 2001, the sum of (a) 90% of the Net Outstanding Amount of Eligible Accounts other than Eligible Dating Accounts, plus (b) 80% of the Net Outstanding Amount of Eligible Dating Accounts, plus (c) 35% of the collateral value of Eligible Finished Goods Inventory, plus (d) 28% of the collateral value of Eligible Raw Material Inventory. The foregoing notwithstanding, the Borrower shall be entitled to overadvance the Line of Credit in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Overadvance Amount") in excess of the Borrowing Base until the earlier to occur of (i) October 31, 2001, or
(ii) the consummation of the sale of substantially all of the assets constituting the Broilmaster gas barbeque grill product line of the Borrower. From November 1, 2001 until the Line of Credit Termination Date, "Borrowing Base" shall mean the sum of (a) 80% of the Net Outstanding Amount of Eligible Accounts, plus (b) 80% of the Net Outstanding Amount of Eligible Dating Accounts, plus (c) 35% of the collateral value of Eligible Finished Goods Inventory, plus (d) 28% of the collateral value of Eligible Raw Material Inventory.


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         B.       The definition of "Maximum Line of Credit" in Section 1.02 is amended as follows:

                           MAXIMUM LINE OF CREDIT shall mean the lesser of (i) the Borrowing Base then in effect and (ii) $9,500,000.


         C.       The figure "$15,000,000" that appears in the fourth line of
Section 3.02, which was previously amended to "$10,000,000", and then further amended to "$11,000,000", is further amended hereby to read "$9,500,000".

         D.       Section 3.03(a) is amended to read as follows:

                  (a) Commencing effective October 15, 2001, and continuing until payment in full, interest shall accrue on the Line of Credit Note at the rate per annum equal to one percentage point (100 basis points) in excess of the Prime Rate in effect from time to time; provided, however, that interest shall accrue on the Overadvance Amount at the rate per annum equal to three percentage point (300 basis points) in excess of the Prime Rate in effect from time to time. All interest shall be computed on an Actual/360 Basis and shall be payable monthly in arrears on the 15th day of each month in each year for the period ending on the last day of the immediately preceding calendar month, commencing on June 15, 2001, and on the Line of Credit Termination Date. Any change in the interest rate on the Line of Credit Note because of a change in the Prime Rate shall take effect on the effective date of such change in the Prime Rate as announced by the Lender without notice to the Borrower and without any further action by the Lender.

Effective as of October 15, 2001, all references in the Loan Documents to the "Loan Agreement" shall mean the Loan Agreement, as heretofore modified and amended and as further modified and amended hereby. Effective as of October 15, 2001, the words "fifteen million dollars" and figure "$15,000,000" as used in any of the Loan Documents to refer to the maximum principal amount of the Line of Credit Master Note, as amended to "ten million dollars" and "$10,000,000", as further amended to read "thirty million dollars" and $30,000,000", as further amended to read "ten million dollars" and "$10,000,000", and as further amended to read "eleven million dollars" and "$11,000,000", are further amended to read "nine million five hundred thousand dollars" and "$9,500,000", respectively.

In all other respects, the Loan Agreement shall remain in full force and effect in accordance with its terms.

Martin Industries agrees to execute and deliver to the Bank an amended Modified, Amended and Restated Line of Credit Note to reflect the decrease in the maximum principal amount of the Line of Credit to Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000).


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In addition to the foregoing, the Bank waives with respect to the periods ended
September 1, 2001 and September 29, 2001, any default or Event of Default arising out of the Borrower's failure to comply with Section 8.20 of the Loan Agreement.

The Bank also hereby waives payment of the monthly installment of principal and interest in the amount of One Hundred Fifty-Eight Thousand Nine Hundred Fifty-Nine and 68/100 Dollars ($158,959.68) due under the Term Note on October 15, 2001, said waiver to effect an increase in the final payment due under the Term Note on September 15, 2002.

The Bank and Martin Industries further agree that upon the consummation of the Proposed Asset Sale, Martin Industries shall pay to the Bank the full amount then outstanding under the Term Note in retirement of such Term Note. In the event Martin Industries desires to obtain additional financing that is to be secured by the real property of Martin Industries that currently secures the Term Loan, the Bank shall release its security interest in the real property in connection with the closing of such additional financing. Martin Industries agrees that one-half of the proceeds of any such financing it obtains that is secured by the real property collateral shall be applied to reduce the indebtedness then outstanding under the Line of Credit.

Upon the consummation of the Proposed Asset Sale (a) proceeds of the Proposed Asset Sale in excess of the amount applied to retire the Term Note shall be applied by Martin Industries to the indebtedness outstanding under the Line of Credit Note in order to reduce such indebtedness outstanding to an amount not more than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000), and (b) the Bank and Martin Industries shall amend the Loan Agreement and the Line of Credit Note, as previously amended, to reflect that the maximum available amount under the Line of Credit is Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000).

To evidence the acceptance of the foregoing amendment and waiver on the terms and conditions set forth herein, please sign and return to me the enclosed copy of this letter agreement. By so signing the enclosed copy of this letter agreement, Martin Industries acknowledges and agrees to the following terms and conditions of such amendment and waiver:

1. This letter agreement shall not be deemed to be an accord and satisfaction of the Indebtednesses or any other obligation owed to the Bank.

2. All collateral that now secures all or any of the Indebtednesses shall continue to secure same. Nothing in this letter agreement diminishes any security interest or lien that the Bank has in any assets securing the Indebtednesses. All of the collateral, rights, security, and guarantees that the Bank now has to secure any of the Indebtednesses due from Martin Industries shall remain in full force and effect and are hereby ratified and confirmed.

3. Except as provided by the waiver contained in this letter agreement with respect to Section 8.20 of the Loan Agreement (the "Waiver"), the Bank reserves all of its rights and remedies under the Loan Agreement, the Security Documents, any other Loan Documents, and/or applicable law, in respect of any Event(s) of Default. The current non-exercise by the Bank of any rights and remedies which it may have shall not constitute a release or waiver of any of its rights and/or remedies or a release or waiver of any Event(s) of Default under the Loan Agreement, the Security Documents, or any other Loan Documents, except for the Waiver


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         provided in this letter agreement. The Bank specifically reserves the right to invoke any and all rights and remedies at any time in its sole discretion.

4. Martin Industries hereby releases, satisfies, cancels, waives, acquits, and forever discharges the Bank, its directors, officers, employees, agents, attorneys, successors and assigns, of and from any and all claims, demands, actions, or causes of action of any kind or character, arising at any time in the past, up to and including the date of this letter agreement, which relate or pertain in any way to the Indebtednesses and/or collection of them.

5. The Indebtednesses are owed by Martin Industries to the Bank for the amounts (exclusive of outstanding letters of credit, ACH exposures and the Bank's attorneys fees) herein stated and there are no defenses, setoffs, or counterclaims with respect to any of them:

                                                                            Payoff as of
           General Description              Obligation No.                    10/15/01
         ------------------------       -----------------------          ------------------

         Term Loan #1                          #087452                     $1,918,988.03
         Line of Credit                        #524769                     $7,053,068.89

6. Martin Industries agrees to pay the Indebtednesses strictly and promptly in accordance with the terms of the applicable promissory notes or other debt instruments, as specifically modified by the Loan Agreement and this letter agreement.

7. Martin Industries shall pay to the Bank a fee in the amount of Five Thousand and No/100 Dollars ($5,000.00) upon the execution of this letter agreement.

8. Martin Industries agrees to pay to the Bank's counsel, Wilmer, Lee & Rowe, P.A., on or before October 31, 2001, all of its attorney's fees incurred in connection with this amendment and/or the collection of the Indebtednesses.

                                                     Very truly yours,

                                                     /s/ Darlene Chandler
                                                     Darlene Chandler
                                                     Vice President

cc:      Denson N. Franklin III, Esq.
         S. Dagnal Rowe, Esq.


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ACCEPTED AND AGREED TO BY:

   MARTIN INDUSTRIES, INC.

By:              /s/ James W. Truitt
    -------------------------------------------------
                    James W. Truitt
    Its Vice President and Chief Financial Officer


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